Exhibit 4.12

HUT 8 MINING CORP.

Consolidated Financial Statements

(In Canadian dollars)

Years ended December 31, 2020 and 2019

INDEPENDENT AUDITOR’S REPORT

To the Shareholders of Hut 8 Mining Corp.

Opinion

We have audited the consolidated financial statements of Hut 8 Mining Corp. (the “Company”), which comprise the consolidated statements of financial position as at December 31, 2020 and 2019, and the consolidated statements of income and comprehensive income, changes in shareholders’ equity and cash flows for the years then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2020 and 2019, and its financial performance and its cash flows for the years then ended in accordance with International Financial Reporting Standards.

Basis for Opinion

We conducted our audit in accordance with Canadian generally accepted auditing standards. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are independent of the Company in accordance with the ethical requirements that are relevant to our audit of the financial statements in Canada, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Key Audit Matters

Key audit matters are those matters, that in our professional judgment, were of most significance in our audit of the financial statements of the current period. These matters were addressed in the context of the financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters.

Key Audit Matter	How the Matter was Addressed in the Audit

Reversal of impairment loss for plant and equipment:

We draw attention to Notes 3 and 6 to the financial statements. At December 31, 2020, the Company has plant and equipment with a carrying value of $32.5 million. During the year ended December 31, 2020, the Company recorded an impairment reversal in the amount of $13.2 million. Plant and equipment are assessed annually for indicators of impairment or the reversal of previously recorded impairment.

The recoverable amount of each cash generating unit was determined using a value in use calculation. Significant assumptions used in determining the recoverable amount include the discount rate, future bitcoin prices and future increases in mining difficulty.

We considered this as a key audit matter due to the significant management estimates and judgments required in determining the recoverable amount of the cash generating units. Audit procedures to evaluate the reasonableness of management’s estimates and assumptions related to expected future bitcoin prices, future increases in mining difficulty and the selection of the discount rate required a high degree of auditor judgment and an increased extent of audit effort, including the need to involve our valuation experts and professionals with expertise in the industry and was based on assumptions that are affected by future market and economic conditions.

Our procedures included, but were not limited to, the following:

•      With the assistance of professionals with expertise in the industry, we evaluated the reasonableness of the expected future bitcoin prices and future increases in mining difficulty.

•      With the assistance of our valuation experts, we evaluated the reasonableness of the valuation methodology and the discount rate by testing the information underlying the determination of the discount rate and the mathematical accuracy of the calculation and by developing a range of independent estimates and comparing those to the discount rate selected by management.

•      We calculated the impact to the recoverable amounts when reasonable possible changes to the key assumptions are made.

•      We reviewed the adequacy of the disclosures made in relation to the impairment reversals in the financial statements.

Revenue from digital assets mined:

We draw attention to Notes 3 and 5 to the financial statements. The Company provides transaction verification services within the bitcoin blockchain, and as consideration for these services, the Company receives bitcoin. The fair value of the bitcoins received during the year ended December 31, 2020 for the provision of these services was $39.0 million.

Due to the nature of this revenue source, significant audit effort is required to test the occurrence, accuracy and completeness of the revenue recognized, including the use of professionals with expertise in the industry. Consequently, we considered this a key audit matter.

Our procedures included, but were not limited to, the following:

•      With the assistance of professionals with expertise in the industry, we tested the amounts of bitcoin received from providing transaction verification services using an independent node and ensuring that the bitcoin received was in fact from the particular mining pool.

•      With the assistance of professionals with expertise in the industry, we assessed the reasonableness of the quantity of bitcoin received by testing the computing capacity of the Company’s mining servers, electricity consumption associated with this activity and mining pool arrangements.

•      We tested the value of bitcoins received and recognized as revenue by comparing the price per bitcoin to the daily range of bitcoin prices listed on Coinmarket.com as well as active bitcoin exchanges.

Existence of digital assets:

We draw attention to Notes 3, 5, 8 and 12 to the financial statements. The Company holds bitcoin of $102.0 million, including $75.5 million held with a third-party custodian and $26.8 million held as collateral by a third- party lender.

We considered this a key audit matter due to the magnitude of the digital asset balance and the audit effort involved in testing the existence of the bitcoins held with third parties.

Our procedures included but were not limited to, the following:

•      We obtained confirmations of the quantities and ownership of bitcoin directly from the third-party custodian and the lender holding bitcoin as collateral.

•      With the assistance of IT specialists, we assessed the Service Organization Controls Report (the “SOC Report”) of the third-party custodian attesting to the appropriateness and effectiveness of the internal control systems established by the custodian and to test the design and operating effectiveness of the Company’s complementary user entity controls.

•      With the assistance of IT specialists, we observed the performance of the transfer of a small amount of bitcoin from the Company’s cold wallet storage with the custodian to a different wallet to test the rights and ownership of the Bitcoin.

•      With the assistance of professionals with expertise in the industry, we tested that the bitcoins held as collateral by the lender were transferred back to the Company upon settlement of the loan subsequent to the year end.

Other Information

Management is responsible for the other information. The other information comprises the information included in Management’s Discussion and Analysis.

Our opinion on the financial statements does not cover the other information and we do not express any form of assurance conclusion thereon.

In connection with our audit of the financial statements, our responsibility is to read the other information identified above and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our knowledge obtained in the audit, or otherwise appears to be materially misstated.

We obtained Management’s Discussion and Analysis prior to the date of this auditor’s report. If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard.

Responsibilities of Management and Those Charged with Governance for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with International Financial Reporting Standards, and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is responsible for assessing the Company’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Company’s financial reporting process.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements. As part of an audit in accordance with Canadian generally accepted auditing standards, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

•	Conclude on the appropriateness of management’s use of the going concern basis of accounting and based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Company to cease to continue as a going concern.

•	Evaluate the overall presentation, structure and content of the financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

From the matters communicated with those charged with governance, we determine those matters that were of most significance in the audit of the consolidated financial statements of the current period and are therefore the key audit matters. We describe these matters in our auditor’s report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication.

The engagement partner on the audit resulting in this independent auditor’s report is David Goertz.

DALE MATHESON CARR-HILTON LABONTE LLP
CHARTERED PROFESSIONAL ACCOUNTANTS

Vancouver, BC

March 24, 2021

HUT 8 MINING CORP.
(In Canadian dollars)
Consolidated Statements of Financial Position as at December 31,

	2020	2019
Assets
Current assets
Cash	$2,815,939	$2,946,017
Accounts receivable	451,061	-
Deposits and prepaid expenses (Note 4)	92,014	321,189
Digital assets (Note 5)	75,505,472	10,484,106
Digital assets collateral (Note 5)	26,456,199	15,883,182
Digital assets receivable (Note 5)	-	943,438
	105,320,685	30,577,932
Non-current assets
Plant and equipment (Note 6)	32,522,602	34,883,085
Deposits and prepaid expenses (Note 4)	7,359,046	5,776,227
Total assets	$145,202,333	$71,237,244
Liabilities and shareholders’ equity
Current liabilities
Accounts payable and accrued liabilities (Note 7)	$3,890,512	$2,496,864
Loans payable (Note 8)	25,756,942	6,231,548
	29,647,454	8,728,412
Non-current liabilities
Loans payable (Note 8)	-	19,807,075
	29,647,454	28,535,487
Shareholders’ equity
Share capital (Note 9)	178,231,290	170,622,599
Shares to be issued	398,317	-
Warrants (Note 9)	2,559,484	1,367,901
Contributed surplus (Note 9)	4,233,917	5,300,480
Accumulated deficit	(115,549,069)	(134,589,223)
AOCI - Unrealized gain on bitcoin revaluation (Note 5)	45,680,940	-
	115,554,879	42,701,757
Total liabilities and shareholders’ equity	$145,202,333	$71,237,244

Nature of operations (Note 1)

Subsequent events (Note 14)

Approved on behalf of the Board:

“Jaime Leverton”	“Bill Tai”
Director & Chief Executive Officer	Director

The accompanying notes are an integral part of these consolidated financial statements.

HUT 8 MINING CORP.

(In Canadian dollars)

Consolidated Statements of Income and Comprehensive Income
for the years ended December 31,

	2020	2019
Revenue
Digital assets mined (Note 5)	$38,962,425	$81,990,119
Hosting fees	1,748,102	-
Cost of revenue
Site operating costs	(39,727,850)	(45,448,549)
Depreciation (Note 6)	(21,264,918)	(33,053,597)
Gross profit (loss)	(20,282,241)	3,487,973
Gain on use of digital assets (Note 5)	2,815,342	4,143,311
Revaluation of digital assets (Note 5)	13,713,962	4,273,686
	16,529,304	8,416,997
Expenses
Share based payments (Note 9)	284,434	(2,905,408)
Professional fees	(1,665,795)	(818,487)
General and office	(1,037,126)	(845,513)
Salary and benefits	(817,696)	(1,356,836)
Investor and public relations	(15,184)	(62,907)
Regulatory	(133,796)	(131,196)
	(3,385,163)	(6,120,347)

Operating income (loss)	(7,138,100)	5,784,623
Foreign exchange gain	408,832	1,198,011
Finance expense (Note 8)	(2,449,167)	(4,826,061)
Finance income	8,301	41,244
Reversal of impairment (Note 6)	13,155,936	-
Other gain (loss)	5,645	(67,247)
Net income before tax	3,991,447	2,130,570
Deferred income tax recovery (Note 13)	15,048,707	-
Net income for the year	19,040,154	2,130,570

Other comprehensive income
Items that will not be reclassified to net income
Revaluation gain on digital asset, net of tax (Note 5)	45,680,940	-
Total comprehensive income	$64,721,094	$2,130,570

Basic net income per share	$0.20	$0.02
Diluted net income per share	$0.20	$0.02
Weighted-average number of shares outstanding:
Basic	93,837,221	89,397,573
Diluted	94,243,888	90,611,007

The accompanying notes are an integral part of these consolidated financial statements.

HUT 8 MINING CORP.

(In Canadian dollars)

Consolidated Statement of Changes in Shareholders’ Equity

	Share Capital						Accumulated other
	Number of shares	Dollar amount	Shares to be issued	Warrants	Contributed surplus	Accumulated deficit	comprehensive income	Total
Balance, December 31, 2018	85,227,858	$162,733,360	$1,167,386	$1,367,901	$4,061,740	$(136,671,025)	$-	$32,659,362
Shares issued for mining equipment	838,511	1,167,386	(1,167,386)	-	-	-	-	-
Shares issued in settlement of accounts payable	3,717,433	4,609,617	-	-	-	-	-	4,609,617
Shares issued for services	419,507	667,256	-	-	-	-	-	667,256
Share based payments	234,700	1,444,980	-	-	1,460,428	-	-	2,905,408
Share based payments withholding	-	-	-	-	(221,688)	-	-	(221,688)
Prior-year adjustment due to IFRS 16 transition	-	-	-	-	-	(48,768)	-	(48,768)
Net income	-	-	-	-	-	2,130,570	-	2,130,570
Balance, December 31, 2019	90,438,009	170,622,599	-	1,367,901	5,300,480	(134,589,223)	-	42,701,757
Shares issued for public offering	5,750,456	5,702,617	-	2,635,544	-	-	-	8,338,161
Shares issuance costs	-	(971,524)	-	127,986	-	-	-	(843,538)
Shares issued on vesting of RSU	543,359	1,804,260	-	-	(1,804,260)	-	-	-
Shares issued on exercise of options	33,333	69,176	-	-	(31,179)	-	-	37,997
Shares issued on exercise of warrants	480,066	1,004,162	-	(204,046)	-	-	-	800,116
Shares to be issued	-	-	398,317	-	-	-	-	398,317
Share based payments	-	-	-	-	(284,434)	-	-	(284,434)
Share based payments withholding	-	-	-	-	(68,669)	-	-	(68,669)
Expiry of broker warrants	-	-	-	(1,367,901)	1,367,901	-	-	-
Loss on retirement of Bitfury debt	-	-	-	-	(245,922)	-	-	(245,922)
Unrealized gain on bitcoin revaluation, net of tax	-	-	-	-	-	-	45,680,940	45,680,940
Net income	-	-	-	-	-	19,040,154	-	19,040,154
Balance, December 31, 2020	97,245,223	$178,231,290	$398,317	$2,559,484	$4,233,917	$(115,549,069)	$45,680,940	$115,554,879

The accompanying notes are an integral part of these consolidated financial statements.

HUT 8 MINING CORP.

(In Canadian dollars)

Consolidated Statement of Cash Flows for the years ended December 31,

	2020	2019
Cash provided by (used in):
Operating activities:
Net income (loss)	$19,040,154	$2,130,570
Change in non-cash operating items:
Deferred tax recovery	(15,048,707)	-
Digital assets mined	(38,962,425)	(81,990,119)
Digital assets converted to fiat currency	41,526,945	68,181,784
Digital assets paid for services	43,485	7,514,399
Depreciation	21,264,918	33,053,597
Gain on use of digital assets	(2,815,342)	(4,143,311)
Revaluation of digital assets	(13,713,962)	(4,273,686)
Shares issued for services	-	667,256
Share based payments	(284,434)	2,905,408
Net finance expense and other	19,691	4,657,544
Reversal of impairment	(13,155,936)	-
Foreign exchange	(515,007)	(1,198,011)
Interest expenses	56,076	78,109
	(2,544,544)	27,583,540
Change in non-cash working capital:
Accounts receivable	(451,061)	-
Accounts payable and accrued liabilities	1,703,608	(13,074,965)
Total change in non-cash operating working capital	1,252,547	(13,074,965)
Net cash provided by (used in) operating activities	(1,291,997)	14,508,575
Investing activities
Purchase of mining equipment	(5,810,969)	(9,234,400)
Deposits and prepaid expenses	(1,329,640)	(497,734)
Net cash used in investing activities	(7,140,609)	(9,732,134)
Financing activities
Repayment of loan payable	(6,621,300)	(25,253,436)
Finance draw from loan payable	6,615,500	19,956,000
Repayment of lease obligations	(24,406)	(89,549)
Proceeds from issuance of common shares, net of issue costs	7,494,622	-
Proceeds from exercise of warrants and options	838,112	-
Net cash provided by (used in) financing activities	8,302,528	(5,386,984)
Decrease in cash	(130,078)	(610,543)
Cash, beginning of year	2,946,017	3,556,560
Cash, end of year	$2,815,939	$2,946,017

Significant non-cash transactions included:

•	Payment in bitcoin of loans payable interest and principal totaling $Nil (2019 – $2,472,746); and
•	Settlement of Accounts Payable with Common shares valued at $Nil (2019 - $4,609,617).

The accompanying notes are an integral part of these consolidated financial statements.

HUT 8 MINING CORP.
(In Canadian dollars)
Notes to Consolidated Financial Statements for the years ended December 31, 2020 and 2019

1.	Nature of operations

Hut 8 Mining Corp. (the “Company” or “Hut 8”) was incorporated under the laws of the Province of British Columbia on June 9, 2011. The registered office of the Company is located at Suite 1700 Park Place, 666 Burrard St, Vancouver BC, Canada, V6C 2X8 and the headquarter is located at 130 King St. W, Suite 1800, Toronto, ON, Canada, M5X 2A2. The Company’s common shares are listed under the symbol “HUT” on the Toronto Stock Exchange (“TSX”) and as “HUTMF” on the OTCQX Exchange. As at December 31, 2020, Bitfury Holding BV (“Bitfury”) owned 33% of the Company’s common shares and is a significant shareholder and related party of Hut 8. The Company is in the business of utilizing specialized equipment to solve complex computational problems to validate transactions on the bitcoin blockchain. The Company receives bitcoin in return for successful service.

2.	Statement of Compliance and Basis of Presentation

(a)	Statement of compliance

These consolidated financial statements, including comparatives, have been prepared in accordance with International Financial Reporting Standards” (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and Interpretations issued by the International Financial Reporting Standards Interpretations Committee (“IFRIC”).

The Company is in the business of digital currencies, many aspects of which are not specifically addressed by current IFRS guidance. The Company is required to make judgments as to the application of IFRS and the selection of its accounting policies. The Company has disclosed its presentation, recognition and derecognition, and measurement of digital currencies, and the recognition of revenue as well as significant assumptions and judgments, however, if specific guidance is enacted by the IASB in the future, the impact may result in changes to the Company’s earnings and financial position as presented.

These consolidated financial statements were approved and authorized for issuance by the Board of Directors on March 24, 2021.

(b)	Basis of presentation

The consolidated financial statements have been prepared on a historical cost basis except for some financial instruments that have been measured at fair value.

(c)	Functional and presentation currency

Items included in the consolidated financial statements of the Company and its wholly owned subsidiaries are measured using the currency of the primary economic environment in which the entity operates. These consolidated financial statements have been prepared in Canadian dollars, which is the Company’s functional and presentation currency.

(d)	Consolidation

These consolidated financial statements include the financial statements of the Company and its wholly owned subsidiary. All significant intercompany transactions, balances, income and expenses are eliminated on consolidation.

The Company has 3 wholly owned subsidiaries: Hut 8 Holdings Inc., Hut 8 Asset Management Inc., and Hut 8 Finance Ltd.

HUT 8 MINING CORP.
(In Canadian dollars)
Notes to Consolidated Financial Statements for the years ended December 31, 2020 and 2019

3.	Significant accounting policies, judgements, and estimates

The preparation of the Company’s consolidated financial statements requires management to make judgments, estimates and assumptions that affect the reported amounts; however, uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of the asset or liability affected in future periods. The key assumptions concerning the future and other key sources of estimation uncertainty at the reporting date that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next fiscal year are described below. The Company based its assumptions and estimates on parameters available when the financial statements were prepared. Existing circumstances and assumptions about future developments, however, may change due to market changes or circumstances arising beyond the control of the Company.

The following are the estimates and assumptions that have been made in applying the Company’s accounting policies that have the most significant effect on the amounts in the consolidated financial statements:

(i)	Functional currency

The functional currency of the Company has been assessed by management based on consideration of the currency and economic factors that mainly influence the Company’s digital currencies, production and operating costs, financing and related transactions. Specifically, the Company considers the currencies in which digital currencies are most commonly denominated and the currencies in which expenses are settled, by each entity, as well as the currency in which each entity receives or raises financing. Changes to these factors may have an impact on the judgment applied in the determination of the Company’s functional currency.

(ii)	Taxes

Uncertainties exist with respect to the interpretation of complex tax regulations, changes in tax laws, and the amount and timing of future taxable income. The Company has not recognized the value of any deferred tax assets in its statements of financial position.

The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained based on its technical merits. The Company measures and records the tax benefits from such a position based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The Company’s estimated liabilities related to these matters are adjusted in the period in which the uncertain tax position is effectively settled, the statute of limitations for examination expires or when additional information becomes available. The Company’s liability for unrecognized tax benefits requires the use of assumptions and significant judgment to estimate the exposures associated with our various filing positions. Although the Company believes that the judgments and estimates made are reasonable, actual results could differ and resulting adjustments could materially affect our effective income tax rate and income tax provision.

The Company has earned bitcoin from the commercial activity of bitcoin mining. The Company has followed the published Canada Revenue Agency (“CRA”) view that bitcoin is a commodity and inventory of the business, the value of which is included in the calculation of taxable income from the business. Bitcoin is valued in accordance with Section 10 of the Income Tax Act. Revenue from bitcoin mining is included in taxable income when the bitcoin earned is sold or exchanged for cash or another asset. There is uncertainty regarding the taxation of cryptocurrency and the CRA may assess the Company differently from the position adopted. This could result in additional current taxes payable with equal offset to deferred tax expense.

HUT 8 MINING CORP.
(In Canadian dollars)
Notes to Consolidated Financial Statements for the years ended December 31, 2020 and 2019

3.	Significant accounting policies, judgements, and estimates (continued)

(iii)	Impairment of non-financial assets

Impairment exists when the carrying value of an asset exceeds its recoverable amount, which is the higher of its fair value less costs to sell and its value in use. These calculations are based on available data, other observable inputs and projections of cash flows, all of which are subject to estimates and assumptions. Recoverable amounts are also sensitive to assumptions about the future usefulness of in-process development and the related marketing rights. See Note 6 for the discussion regarding impairment of the Company’s non-financial assets.

(iv)	Foreign currency translation

Within each entity, transactions in currencies other than the functional currency are recorded at the rates of exchange prevailing on dates of transactions. At the end of each reporting period, monetary assets and liabilities denominated in foreign currencies are translated to the functional currency at the exchange rate at that date. Foreign exchange differences arising on translation are recognized in the statement of operations. Non-monetary assets and liabilities that are measured at historical cost are translated using the exchange rate at the date of the transaction.

(v)	Fair value measurement of stock options and broker warrants

The Company measures the cost of equity-settled transaction by reference to the fair value of the equity instruments at the date on which they are granted. Estimating fair value requires determining the most appropriate valuation model, which is dependent on the terms and conditions of the grant. This estimate also requires the determination of the most appropriate inputs to the valuation model including the expected life of the broker warrants, volatility and dividend yield and making assumptions about them. The assumptions and models used for estimating fair value for stock options and broker warrants are disclosed in Note 9.

(vi)	Revenue recognition

The Company recognizes revenue from the provision of transaction verification services within digital currency networks, commonly described as “crypto currency mining”. As consideration for these services, the Company receives bitcoins from each specific cryptocurrency mining pool in which it participates. Management has exercised significant judgement in determining the completion stage for this revenue stream and examined various factors surrounding the substance of the Company’s operations, and determined the stage of completion being the completion and addition of a block to a blockchain.

There is currently no specific definitive guidance in IFRS or alternative accounting frameworks for the accounting for the production and mining of bitcoin and management has exercised significant judgment in determining appropriate accounting treatment for the recognition of revenue. In the event authoritative guidance is enacted by the IASB, the Company may be required to change its policies which could result in a change in the Company’s financial position and earnings.

HUT 8 MINING CORP.
(In Canadian dollars)
Notes to Consolidated Financial Statements for the years ended December 31, 2020 and 2019

3.	Significant accounting policies, judgements, and estimates (continued)

(vii)	Digital assets

Digital assets consist of Bitcoin. Digital assets meet the definition of intangible assets in IAS 38 Intangible Assets as they are identifiable non-monetary assets without physical substance. They are initially recorded at cost and the revaluation method is used to measure the digital assets subsequently. Where digital assets are recognized as revenue, the fair value of the bitcoin received is considered to be the cost of the digital assets. Under the revaluation method, increases in fair value are recorded in other comprehensive income, while decreases are recorded in profit or loss. The Company revalues its digital asset at the end of each month. There is no recycling of gains from other comprehensive income to profit or loss. However, to the extent that an increase in fair value reverses a previous decrease in fair value that has been recorded in profit or loss, that increase is recorded in profit or loss. Decreases in fair value that reverse gains previously recorded in other comprehensive income are recorded in other comprehensive income.

Digital assets are measured at fair value using the quoted price on Coinmarketcap. Coinmaketcap is a pricing aggregator, as the principal market or most advantageous market is not always known. The Company believes any price difference amongst the principal market and an aggregated price to be immaterial. Management considers this fair value to be a Level 2 input under IFRS 13 Fair Value Measurement fair value hierarchy as the price on this source represents an average of quoted prices on multiple digital currency exchanges.

(viii)	Non-monetary transactions

Where the Company is settling a liability for the purchase of goods and services where the price was established in a fiat currency, the difference between the liability settled and the fair value of the digital assets transferred is recognized as a gain or loss on settlement. Otherwise, the transaction is measured based on the fair value of the digital assets exchanged. Any difference between the fair value of the digital assets exchanged and the carrying amount of the digital assets is recognized in profit and loss.

(ix)	Earnings per share

The calculation of earnings per common share is based on the reported net income divided by the weighted average number of shares outstanding during the period. Diluted earnings per share is calculated on the treasury stock basis. Where potentially dilutive equity instruments are anti-dilutive, basic and diluted earnings per share are the same.

(x)	Share issue costs

Costs incurred for the issue of common shares are deducted from share capital.

HUT 8 MINING CORP.
(In Canadian dollars)
Notes to Consolidated Financial Statements for the years ended December 31, 2020 and 2019

3.	Significant accounting policies, judgements, and estimates (continued)

(xi)	Share based transactions

Equity-settled share-based payment transactions with parties other than employees are measured at the fair value of the goods or services received, except where that fair value cannot be estimated reliably, in which case they are measured at the fair value of the equity instruments granted, measured at the date the entity obtains the goods or the counterparty renders the service.

The Company issued broker warrants as part of brokered private placement offering for common shares. Broker warrants are measured at fair value at the date of the offering and accounted for as a separate component of shareholders’ equity. When the broker warrants are exercised, the proceeds received together with the related amount allocated as a separate component of shareholders’ equity are allocated to capital stock. If the broker warrants expire unexercised, the related amount separately allocated to shareholders’ equity is allocated to contributed surplus.

(xii)	Useful life of mining equipment

Management is depreciating mining equipment using a straight-line basis, with a useful life of:

Seacan containers and supporting infrastructure	4 years
Mining servers	2 years

The mining equipment is used to generate bitcoin. The rate at which the Company generates digital assets and, therefore, consumes the economic benefits of its mining equipment are influenced by several factors including, but not limited to, the following:

•	The complexity of the mining process which is driven by the algorithms contained within the digital assets open source software; and

•	Technological obsolescence reflecting rapid development in the mining machines such that more recently developed hardware is more economically efficient to run in terms of digital assets mined as a function of operating costs, primarily power costs (ie., the speed of mining machines evolution in the industry) is such that later mining machine models generally have faster processing capacity combined with lower operating costs and a lower cost of purchase.

Based on the Company and the industry’s limited history to date, management is limited by the market data available. Furthermore, the data available also includes data derived from the use of economic modelling to forecast future digital assets and the assumptions included in such forecasts, including digital asset’s price and network difficulty, and derived from management’s assumptions which are inherently judgmental. Based on current data available, management has determined that the straight-line method of amortization best reflects the current expected useful life of mining equipment. Management will review their estimates at each reporting date and will revise such estimates as and when data become available. Management will review the appropriateness of its assumption related to residual value at each reporting date.

HUT 8 MINING CORP.
(In Canadian dollars)
Notes to Consolidated Financial Statements for the years ended December 31, 2020 and 2019

3.	Significant accounting policies, judgements, and estimates (continued)

(xiii)	Changes in significant accounting policies

•	Amendment to IFRS 3 – Definition of a Business

In October 2018, the IASB amended IFRS 3, Business Combinations, to clarify the definition of a business, with the objective of assisting entities in determining whether a transaction should be accounted for as a business combination or as an asset acquisition. The amendments are applicable to transactions for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after January 1, 2020, with earlier application permitted. The adoption of these amendments did not have an impact on the Company’s consolidated financial statements but may impact future periods if the Company enters into any future business combinations.

•	Amendment to IAS 1 and IAS 8 – Definition of Material

In October 2018, the IASB amended IAS 1, Presentation of Financial Statements, and IAS 8, Accounting Policies, Changes in Accounting Estimates and Errors, to clarify the definition of material and how it should be applied. In addition, the explanations accompanying the definition have been improved. The amendments are effective for annual periods beginning on or after January 1, 2020, with earlier application permitted. The adoption of these amendments did not have a material impact on the Company’s consolidated financial statements.

•	Amendment to IAS 1 – Classification of Liabilities as Current or Non-current

In January 2020, the IASB amended IAS 1, Presentation of Financial Statements, to clarify the criterion for classifying a liability as non-current relating to the right to defer settlement of the liability for at least twelve months after the reporting period. The amendments are effective for annual reporting periods beginning on or after January 1, 2022, with earlier application permitted. The adoption of these amendments did not have an impact on the Company’s consolidated financial statements.

•	Amendment to IFRS 16 – COVID-19-Related Rent Concessions

In May 2020, the IASB amended IFRS 16, Leases, to include a practical expedient which permits lessees not to assess whether rent concessions that occur as a direct consequence of the COVID- 19 pandemic are lease modifications and, instead, account for those rent concessions as if they were not lease modifications. In addition, the amendment to IFRS 16 provides specific disclosure requirements regarding COVID-19 related rent concessions. The amendments are effective for annual reporting periods beginning on or after June 1, 2020, with earlier application permitted. The Company received a total of $3,596 for the year ended December 31, 2020. The Company elected to apply the practical expedient to all eligible rent concessions. The adoption of these amendments did not have a material impact on the Company’s consolidated financial statements but may impact future periods if the Company receives additional rent concessions.

HUT 8 MINING CORP.
(In Canadian dollars)
Notes to Consolidated Financial Statements for the years ended December 31, 2020 and 2019

4.	Deposits and prepaid expenses

	December 31, 2020	December 31, 2019
Current
Prepaid electricity(i)	$-	$158,391
Prepaid insurance	92,014	82,225
Miscelaneous deposits	-	80,573
Total current deposits and prepaids expenses	$92,014	$321,189

Non-current
Deposits related to electricity supply under Electricity Supply Agreement(ii)	$5,952,735	$5,652,240
Deposit on equipment order(iii)	1,205,122	-
Land lease deposit	201,189	123,987
Total non-current deposits and prepaids expenses	$7,359,046	$5,776,227

(i)	Electricity deposits for facility in Drumheller, Alberta.

(ii)	Payments for mining equipment in transit.

(iii)	Electricity deposits for facility in Medicine Hat, Alberta.

5.	Digital assets

Digital assets solely consist of bitcoin. Below is the bitcoin mined and transacted.

		Bitcoin
Balance, December 31, 2018	$15,408,189	3,035

Bitcoin mined	81,990,119	8,618
Bitcoin traded for cash(i)	(68,181,784)	(6,883)
Bitcoin used for debt and interest payments(i)	(2,472,746)	(405)
Bitcoin paid for services(i)	(7,850,049)	(1,441)
Gain on sale of digital assets(i)	4,143,311	-
Revaluation of digital assets(ii)	4,273,686	-
Balance, December 31, 2019	$27,310,725	2,923

Bitcoin mined	38,962,425	2,798
Bitcoin traded for cash(i)	(41,526,945)	(2,956)
Bitcoin paid for services(i)	(43,485)	(4)
Gain on sale of digital assets(i)	2,815,342	-
Revaluation of digital assets(ii)	74,443,609	-
Balance, December 31, 2020	$101,961,671	2,761
Current portion
Digital assets, current(iii)	$75,505,472	2,045
Bitcoin used as collateral(iv)	$26,456,199	716

HUT 8 MINING CORP.
(In Canadian dollars)
Notes to Consolidated Financial Statements for the years ended December 31, 2020 and 2019

5.	Digital assets (continued)

(i)	During the year ended December 31, 2020, the Company exchanged its bitcoin for cash, and other services totaling $41,570,430 (2019 - $78,504,579) with a cost of $38,755,088 (2019 - $74,361,268), which resulted in a realized gain on sale of $2,815,342 (2019 - $4,143,311).

(ii)	Digital assets held are revalued each reporting period based on the fair market value of the price of bitcoin on the reporting date. As at December 31, 2020, the price of bitcoin was $36,925 (US$29,002) resulting in a revaluation gain of $74,443,609 (2019 - $4,273,686). Of this gain, $13,713,962 was recorded as a gain in the net income, which offset the revaluation losses recorded in prior years, and the remaining $60,729,647 was recorded to other comprehensive income net of taxes of $15,048,707.

(iii)	Bitcoin that is held by Hut 8 and available for use as at December 31, 2020.

(iv)	Digital assets held by Genesis as collateral for the loan (Note 8).

6.	Plant and equipment

	Infrastructure	Mining servers	Right-of-use assets(i)	Total
Cost
As at January 1, 2019	$30,006,954	$75,292,993	$-	$105,299,947
Additions	2,123,912	7,110,488	575,274	9,809,674
As at December 31, 2019	32,130,866	82,403,481	575,274	115,109,621
Additions	-	5,810,969	-	5,810,969
Expiration of lease	-	-	(71,440)	(71,440)
Reversal of prior-year impairment(ii)	13,155,936	-	-	13,155,936
As at December 31, 2020	$45,286,802	$88,214,450	$503,834	$134,005,086

Accumulated Depreciation
As at January 1, 2019	$8,743,809	$38,429,130	$-	$47,172,939
Depreciation	6,314,949	26,664,389	74,259	33,053,597
As at December 31, 2019	15,058,758	65,093,519	74,259	80,226,536
Depreciation	6,801,080	14,428,573	35,265	21,264,918
Expiration of lease	-	-	(32,973)	(32,973)
Accretion expense	-	-	24,004	24,004
As at December 31, 2020	$21,859,838	$79,522,092	$100,555	$101,482,485

Net Book Value December 31, 2019	$17,072,108	$17,309,962	$501,015	$34,883,085
Net Book Value December 31, 2020	$23,426,964	$8,692,358	$403,279	$32,522,602

HUT 8 MINING CORP.
(In Canadian dollars)
Notes to Consolidated Financial Statements for the years ended December 31, 2020 and 2019

6.	Plant and equipment (continued)

(i)	The right-of-use assets (ROUs) comprises of a 10-year land lease with the City of Medicine Hat, which came into agreement on June 1, 2018, and a 3-year sublease under Bitfury with a landlord in Drumheller with an optional 3-year extension, which was agreed on May 8, 2017. See Note 9 for the related lease liability.

•	The City of Medicine Hat lease was originally for payment of $10,500 monthly. A ROU asset and a related lease liability had been recognized as such. On July 1, 2019, the monthly obligation was reduced to $1,395, which results in an immediate de- recognition of the original ROU asset and recognition of a new ROU asset. A gain of $46,882 was also recognized as a result of this.

•	The Drumheller sub-lease was originally for payment of $1,500 monthly. A ROU asset and a related lease liability had been recognized as such. In May 2020, the lease expired, which resulted in an immediate de-recognition of the ROU asset and a gain of $5,645.

(ii)	At December 31, 2020, the Company tested its Cash-Generating Units (CGUs) for impairment. Management has determined the recoverable amount as the Fair Value for the Drumheller facility and Value in Use (“VIU”) for the Medicine Hat facility. The significant assumptions in determining VIU included the following:

	December 31, 2020	December 31, 2019
Starting bitcoin price	$36,925 (US$29,002)	$5,224 (US$3,829)
Starting network difficulty	18,600 billion	5,619 billion
Discount rate	25%	21%
Monthly bitcoin price growth	1.21% - 5.13%	2.4% - 3.0%
Difficulty growth rate	4.42%	3.90%

Due to the positive mining economics, increasing prices of bitcoin related to the difficulty levels during the fourth quarter of 2020, the Company reversed prior years’ impairment charges on Infrastructure based on Management’s conclusion that, using the above assumptions, the events and circumstances which led to previous years’ impairment charges no longer exist. Consequently, in the fourth quarter of 2020, the Company recorded a reversal of prior years’ impairment charges of $13.2 million.

The Company believes a reasonable increase or decrease in the bitcoin price growth and difficulty growth used in the analysis would not cause the recoverable amount to decrease below the carrying value.

7.	Accounts payable and accrued liabilities

	December 31, 2020	December 31, 2019
Accounts payable	$3,726,309	$563,868
Accrued liabilities	164,203	1,932,996
Total	$3,890,512	$2,496,864

HUT 8 MINING CORP.
(In Canadian dollars)
Notes to Consolidated Financial Statements for the years ended December 31, 2020 and 2019

8.	Loans payable

	December 31, 2020	December 31, 2019
Balance, beginning	$26,038,623	$32,366,242
Borrowing	6,615,500	19,956,000
Addition upon adoption of IFRS 16	-	983,445
Modification of lease	(44,113)	(646,932)
Repayments	(6,645,706)	(26,675,748)
Accrued interest	58,033	688,386
Foreign exchange impact	(511,317)	(1,272,871)
Gain/loss on retirement of debt	245,922	640,101
Balance, ending	$25,756,942	$26,038,623

	December 31, 2020	December 31, 2019
Genesis	$25,464,000	$19,482,000
Lease liability	292,942	325,075
Bitfury	-	6,231,548
	25,756,942	26,038,623
Current portion	$25,756,942	$6,231,548
Non-current portion	$-	$19,807,075

During the year ended December 31, 2020, the Company made loan repayments of $nil (2019 - $1,137,504) through bitcoin.

(i)	Genesis loan

As at December 31, 2020, the Company had a loan payable of $25,464,000 (US$20,000,000) to Genesis Global Capital, LLC (“Genesis”). The loan has an open term where Genesis can call the loan principal, or any part thereof, with a five-month notice to the Company, and Hut 8 can repay the loan, or any part thereof, to Genesis with one month notice. The loan bears interest at 8% per annum, which is payable monthly. The loan has a covenant requiring 95% of the loan principal to be collateralized by bitcoin. The bitcoin for collateral related to the loan are held by Genesis. If the collateralized value of the bitcoin drops below 85% of loan, Genesis may request additional bitcoin to bring the collateral back to the required levels. Conversely, if the collateralized bitcoin value goes over 105% of the loan, the Company may request the return of the surplus bitcoin. Additionally, if the price of bitcoin drops below US$6,500, the collateral requirement will automatically change to 80% of the loan value and the interest rate adjusts to 10% per annum until the bitcoin price increases above US$6,500 again. Interest expense for the year ended December 31, 2020 was $2,335,520 (US$1,736,952) (2019 – $224,240 (US$170,014)). A foreign exchange gain of $633,500 was recognized for the year ended December 31, 2020 (2019 – gain of $474,000).

On February 12, 2021, Hut 8 has fully repaid this loan, and all bitcoin collateral was returned to the Company.

(ii)	Lease liability

The lease liability is measured at amortized cost using the effective interest method.

In May 2020, the Drumheller lease expired, resulting in a write-off of its ROU asset and related lease liability.

HUT 8 MINING CORP.
(In Canadian dollars)
Notes to Consolidated Financial Statements for the years ended December 31, 2020 and 2019

8.	Loans payable (continued)

(iii)	Bitfury loan

As at December 31, 2019, the Company had a loan payable of $6,231,548 (US$4,797,927) to Bitfury, a related party. The loan payable was unsecured and bore interest at 12% per annum. The loan is carried at amortized cost based on an 18% market interest rate causing the underlying value to be lower than the original principal value with a difference of $544,727 (US$401,518) at inception which was recognized as a related party contribution in contributed surplus. The loan is split into a $3,896,400 (US$3,000,000) portion which was to be repaid in $324,700 (US$250,000) installments every month for the next 12 months. For the year ended December 31, 2019, twelve months of installments of the principal were repaid totaling $3,980,103 (US$3,000,000). On November 27, 2019, the Company made an additional $1,327,800 (US$1,000,000) repayment. On February 20, 2020, the Company had fully paid off its remaining debt with Bitfury.

During the year ended December 31, 2020, interest accretion was $19,691 (US$15,046) [2019 – $264,630 (US$199,446)] and interest accrued was $78,009 (US$59,608) [2019 – $1,275,432 (US$960,800)].

During the year ended December 31, 2020, the Company recorded a foreign exchange loss of $122,183 (2019 – gain of $390,464) and a loss on retirement of the Bitfury loan of $245,922 (2019 - $nil) to recognized in Contributed Surplus.

(iv)	Galaxy loan

As at December 31, 2019, the Company had fully repaid the loan with Galaxy. During the year ended December 31, 2019, the Company paid $21,278,296 (US$16,000,000) of debt principal and an additional $319,174 (US$240,000) as an early repayment fee to retire the loan ahead of its maturity on March 10, 2021. The interest expense for the period up until November 21, 2019 was $3,029,130 (US$2,273,815) and interest accretion was $345,646 (US$260,190), both of which have been recognized as finance expense A foreign exchange gain of $408,407 and a loss of $640,101 on debt retirement were recognized for the year ended December 31, 2019.

HUT 8 MINING CORP.
(In Canadian dollars)
Notes to Consolidated Financial Statements for the years ended December 31, 2020 and 2019

9.	Equity

(a)	Common shares

The Company has authorized share capital of an unlimited number of common shares.

	Number of shares	Amount
Balance, December 31, 2018	85,227,858	$162,733,360

Shares issued for mining equipment(i)	838,511	1,167,386
Shares issued in settlement of accounts payable(ii)	3,717,433	4,609,617
Shares issued for services(iii)	419,507	667,256
Shares issued for RSUs(iv)	234,700	1,444,980
Balance, December 31, 2019	90,438,009	$170,622,599

Shares issued for RSUs(iv)	543,359	1,804,260
Shares issued for exercise of options	33,333	69,176
Shares issued for public offering(v)	5,750,456	5,702,617
Cost of issuance attributed to public offering	-	(971,527)
Shares issued for exercise of warrants	480,066	1,004,162
Balance, December 31, 2020	97,245,223	$178,231,290

(i)	During the year ended December 31, 2018, the Company issued $58,463,070 in common shares as payment for mining equipment. As part of the Company’s purchase of 12 upgraded BlockBoxes from Bitfury in Drumheller, US$2 million of the purchase price was issued in equity at a share price of $3.15 for an issuance of 838,511 common shares. The purchase was closed on December 31, 2018 and the process to issue the common shares had begun; however, the share issuance was not finalized until January 15, 2019. The share issuance was measured at a fair value of $1,167,386 and recognized during the year ended December 31, 2019.

(ii)	On March 27, 2019, the Company issued 3,717,433 common shares in settlement of outstanding accounts payable to Bitfury of $5,576,150, based on a conversion share price of $1.50. The share price on the date of settlement of February 26, 2019 was $1.24 which created a gain of $966,533.

(iii)	Shares are issued for services at times to align key service providers with the overall success of Hut 8. These shares were primarily issued as payment of invoices for electricity management services provided for the Company’s facilities.

(iv)	During the year ended December 31, 2020, the Company issued 543,359 shares (2019 – 234,700 shares) related to exercise of restricted share units (“RSU”) and reallocated $1,804,260 (2019 - $1,444,980), the relative fair value of RSU’s net of employment withholdings, from contributed surplus to share capital.

HUT 8 MINING CORP.
(In Canadian dollars)
Notes to Consolidated Financial Statements for the years ended December 31, 2020 and 2019

9.	Equity (continued)

(v)	On June 25, 2020, the Company completed a public offering (the “Offering”), and, with the underwriters exercising their over-allotment option, issued 5,750,456 units (“Unit”) for gross proceeds of $8,338,161. Each unit comprises of one common share (each a “Common Share”) and one Common Share purchase warrant of the Company (each a “Warrant”). Each Warrant entitles the holder thereof to acquire one additional common share of the Company at an exercise price of $1.80 per share at any time for a period of 18 months. The Warrants were valued at $2,635,544 under the relative fair value approach using the Black-Scholes Option Pricing model based on the following assumptions: expected life of 1.5 years, risk-free rate of 0.30%, volatility of 128% and dividend yield of 0%. The Company paid commissions and fees totaling $843,541 and issued 345,027 broker warrants with an exercise price of $1.45 per share and a fair value of $127,986. The broker warrants are determined using the Black-Scholes Option Pricing model based on the following assumptions: expected life of 2 years, interest rate of 0.30%, volatility of 118% and dividend yield of 0%

(b)	Warrants

The warrant activity is as follows:

	Number of warrants	Weighted average exercise price
Balance, January 1, 2019	2,882,222	$4.61

Balance, December 31, 2019	2,882,222	$4.61

Issued(i)	6,095,483	1.78
Exercised(ii)	(480,066)	1.67
Expired(iii)	(660,000)	5.00
Balance, December 31, 2020	7,837,639	$2.56

(i)	The warrants issued comprise of 5,750,456 warrants related to its public offering on June 25, 2020, and 345,027 broker warrants.

(ii)	The exercised warrants, which are related to the recent public offering, comprise of 297,200 warrants with an exercise price of $1.80 and 182,866 broker warrants with an exercise of $1.45.

(iii)	660,000 broker warrants related to a previous private replacement with an exercise price of $5.00 expired on July 2, 2020.

HUT 8 MINING CORP.
(In Canadian dollars)
Notes to Consolidated Financial Statements for the years ended December 31, 2020 and 2019

9.	Equity (continued)

The warrants issued and outstanding as at December 31, 2020 are as follows:

Exercise price	Number	Weighted average remaining contractual life (months)	Expiry date
$4.50	2,222,222	33	9/10/2023
$1.80	5,453,256	12	12/25/2021
$1.45	162,161	18	6/25/2022
$2.56	7,837,639	18

(c)	Incentive plan

On March 5, 2018, the Company adopted a Long-Term Incentive Plan (“LTIP”) under which it is authorized to grant stock options, restricted share units and deferred share units (“Awards”) to officers, directors, employees, and consultants enabling them to acquire common shares of the Company. The maximum number of common shares reserved for issuance of Awards that may be granted under the plan is 10% of the issued and outstanding common shares of the Company.

Stock options

The stock option activity is as follows:

	Number of options	Weighted average exercise price
Balance, January 1, 2019	965,000	$4.63
Granted	110,000	1.20
Forfeiture	(165,000)
Balance, December 31, 2019	910,000	4.34
Forfeiture	(115,000)	5.00
Exercised	(33,333)	1.14
Options outstanding, December 31, 2020	761,667	$4.38
Options exercisable, December 31, 2020	540,001	$4.76

As at December 31, 2020, the Company had the following stock options outstanding:

Exercise price	Number of options outstanding	Number of options exercisable	Weighted average remaining life (months)
$1.14	66,667	-	48
1.80	10,000	3,333	46
3.00	90,000	60,000	33
5.00	595,000	476,668	27
$4.38	761,667	540,001	30

HUT 8 MINING CORP.
(In Canadian dollars)
Notes to Consolidated Financial Statements for the years ended December 31, 2020 and 2019

9.	Equity (continued)

During the year ended December 31, 2020, the Company recorded a total of $354,500 (2019 - $856,844) as share-based payments related to stock options. The Company also recorded a reversal of share-based payments totaling $90,691 due to the forfeiture of 115,000 options. The compensation expense was based on the fair value of each stock option on the date of the grant using the Black- Scholes option pricing model with the following weighted average assumptions.

	Year ended December 31, 2020	Year ended December 31, 2019
Expected life (years)	n/a	4.96
Expected volatility	n/a	109.36%
Dividend rate	n/a	0.00%
Risk-free interest rate	n/a	2.00%
Weighted average fair value per option granted	n/a	$3.08

Restricted Share Units (“RSUs”)

The Company has a restricted share unit plan that provides for the granting of restricted share units to directors, officers, employees, and consultants of up to 3,000,000 shares of the Company. Upon vesting, the Company will issue shares from treasury to the employees for no additional consideration.

As at December 31, 2020, rights to receive 406,667 shares have been granted of which 348,333 vests in 2021, and 58,334 vests in 2022. During the year ended December 31, 2019, the Company issued 543,359 common shares (2019 - 234,700 common shares) for the rights that vested, which were net of standard withholdings.

During the year ended December 31, 2020, the Company recognized a total of $562,867 (2019 - $2,084,564) as share-based payments related to RSUs. The Company also recorded a reversal of share-based payments totaling $1,111,110 previously due to the forfeiture of 505,050 RSUs.

10.	Related party agreements and transactions

Related party transactions

Key management includes members of the Board of Directors and its corporate officers. The aggregate value of transactions relating to key management personnel and entities over which they have control or significant influence were as follows:

	Year ended December 31, 2020	Year ended December 31, 2019
Salary, fees, and other short-term benefits	$1,048,195	$1,197,470
Share based payments	722,055	2,486,260
	$1,770,250	$3,683,730

During the year ended December 31, 2020, the Company was charged $2,350,392 (2019 - $19,913,152) in site operating costs by Bitfury. The reduction in cost is the result of the Company taking over the site management from Bitfury. As at December 31, 2020, $754,737 (2019 - $394,732) was owed to Bitfury, which has been included in accounts payable.

The Company also made payment to Andrew Kiguel, the previous CEO, through his numbered corporation 1138029 B.C. Ltd, a one-time $500,000 consulting fee to assist with the transition to the Interim CEO.

HUT 8 MINING CORP.
(In Canadian dollars)
Notes to Consolidated Financial Statements for the years ended December 31, 2020 and 2019

11.	Capital management

The Company manages its capital to maintain its ability to continue as a going concern and to provide returns to shareholders and benefits to other stakeholders. The capital structure of the Company consists of equity comprised of issued share capital and reserves. The Company manages its capital structure and makes adjustments to it in light of economic conditions. The Company, upon approval from its Board of Directors, will balance its overall capital structure through new share issuances or by undertaking other activities as deemed appropriate under the specific circumstances. The Company is not subject to externally imposed capital requirements and the Company’s overall strategy with respect to capital risk management remains unchanged from the year ended December 31, 2019.

12.	Financial Instruments

The Company’s risk exposures and the impact on the Company’s financial instruments are summarized below.

(a)	Credit Risk:

Financial instruments that are potentially subject the Company to a concentration of credit risk consist primarily of cash, digital assets, and prepaid expenses. The Company limits its exposure to credit loss by placing its cash with high credit quality financial institutions.

Hut 8 uses the services of BitGo Trust Company Inc. (“BitGo”). BitGo is considered one of the top custodians for cryptocurrency and has US$100 million of insurance backing its digital asset custody. Hut 8 does not self-custody its bitcoin.

(b)	Interest Rate Risk:

Interest rate risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company’s exposure to interest rate risk is limited and only relates to its ability to earn interest income on cash balances nominated in foreign currency at variable rates. Changes in short term interest rates will not have a significant effect on the fair value of the Company’s cash account.

(c)	Liquidity Risk:

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. The Company currently settles its financial obligations out of cash and cash equivalents and digital assets. The Company has a planning and budgeting process to help determine the funds required to support the Company’s normal spending requirements on an ongoing basis and its expansionary plans.

As at December 31, 2020, the contractual maturities of financial liabilities, including estimated interest payments are as follows:

	Carrying amount	Contractual cash flows	Within 1 year	1 to 2 years	2 to 5 years	5+ years
Accounts payable and accrued liabilities	$3,890,512	$3,890,512	$3,890,512	$-	$-	$-
Loans payable and interest	25,464,000	27,501,120	27,501,120	-	-	-
Lease commitments	292,942	630,363	17,577	17,577	52,731	542,478
	$29,647,454	$32,021,995	$31,409,209	$17,577	$52,731	$542,478

HUT 8 MINING CORP.
(In Canadian dollars)
Notes to Consolidated Financial Statements for the years ended December 31, 2020 and 2019

12.	Financial Instruments (continued)

(d)	Currency Risk:

Currency risk is the risk that the value of a financial instrument will fluctuate due to changes in foreign exchange rates. Currency risk arises from financial instruments (including cash and cash equivalents) that are denominated in a currency other than Canadian dollars, which represents the functional currency of the Company. The Company’s functional currency is the Canadian dollar and most purchases are transacted in Canadian dollars. The Company has also transacted in US Dollars to purchase mining equipment from Bitfury and with loans payable denominated in US Dollars. Management currently does not hedge its foreign exchange risk.

The table below indicates the foreign currencies to which the Company has significant exposure as at December 31, 2020 in Canadian dollar terms:

2020
Cash	$368,769
Accounts payable	30,275
Loans payable	25,464,000

The effect on earnings before tax of a 10% strengthening or weakening of the CAD exchange rate at the balance sheet date for financial instruments denominated in USD, with all other variables held constant, is $2,586,304.

(e)	Fair value measurements:

(i)	Financial hierarchy:

Financial instruments recorded at fair value are classified using a fair value hierarchy that reflects the significance of inputs used in making the measurements. The hierarchy is summarized as follows:

Level 1:  Unadjusted quoted prices in active markets for identical assets and liabilities;

Level 2:  Inputs other than quoted prices that are observable for the asset or liability either directly or indirectly from observable market data; and

Level 3:  Inputs that are not based on observable market data.

The Company’s financial instruments and digital assets have been classified as follows:

December 31, 2020	Level 1	Level 2	Level 3	Total
Fair value through profit and loss
Cash	$2,815,939	$-	$-	$2,815,939
Digital assets	$-	$101,961,671	$-	$101,961,671

December 31, 2019	Level 1	Level 2	Level 3	Total
Fair value through profit and loss
Cash	$2,946,017	$-	$-	$2,946,017
Digital assets	$-	$27,310,726	$-	$27,310,726

HUT 8 MINING CORP.
(In Canadian dollars)
Notes to Consolidated Financial Statements for the years ended December 31, 2020 and 2019

12.	Financial Instruments (continued)

(f)	Digital assets and risk management

Digital assets are measured using level two fair values, determined by taking the rate from Coinmarketcap.

Digital asset prices are affected by various forces including global supply and demand, interest rates, exchange rates, inflation or deflation and the global political and economic conditions. The profitability of the Company is directly related to the current and future market price of digital assets; in addition, the Company may not be able liquidate its holdings of digital assets at its desired price if required. A decline in the market prices for digital assets could negatively impact the Company’s future operations. The Company has not hedged the conversion of any of its sales of digital assets.

Digital assets have a limited history and the fair value historically has been very volatile. Historical performance of digital assets is not indicative of their future price performance. The Company’s digital assets currently solely consist of bitcoin.

At December 31, 2020 had the market price of the Company’s holdings of Bitcoin increased or decreased by 10% with all other variables held constant, the corresponding asset value increase or decrease respectively would amount to $10,326,932.

13.	Income taxes

Income tax expense for the years ended December 31, is as follows:

	2020	2019
Current tax expense	$-	$-
Deferred tax recovery	(15,047,707)	-
Total income tax recovery	$(15,047,707)	$-

The reconciliation of the combined Canadian federal and provincial statutory income tax rate of 26.5% to the effective tax rate is as follows:

	2020	2019
Net income (loss) before recovery of income taxes	$3,991,447	$2,130,570
Canadian statutory tax rate	26.5%	26.5%
Expected tax expense (recovery)	1,057,733	564,601
Permanent differences	386,788	537,949
Share issuance costs capitalized to equity	(257,455)	-
Prior year true-up	(2,247,099)	(1,546,521)
Impact of Change in Tax Rate	2,799,784	688,385
Utilization of non-capital loss balance	(15,048,707)	55,889
Other	-	92,057
Change in tax benefits not recognized	(1,739,751)	(392,360)
Income tax recovery	$(15,048,707)	$-

For the year ended December 31, 2020, income tax debited to other comprehensive income was $15,048,707 (2019 - $nil)

HUT 8 MINING CORP.
(In Canadian dollars)
Notes to Consolidated Financial Statements for the years ended December 31, 2020 and 2019

13.	Income taxes (continued)

Deferred tax assets (liabilities)

Deferred taxes are provided as a result of temporary differences that arise due to the differences between the income tax values and the carrying amount of assets and liabilities. Significant components of the deferred tax assets and liabilities are as follows:

	2020	2019
Non-capital losses	$18,233,106	$2,070,809
Capital lease obligation	70,584	64,973
Capital losses	68,837	-
Digital assets	(18,141,931)	(1,999,865)
Right of use asset	(97,170)	-
Capital loan	(133,426)	(135,917)
Net deferred tax asset (liability)	$-	$-

The movement on the net deferred income tax assets and liabilities is as follows:

	2020	2019
Beginning	$-	$-
Deferred tax recovery recorded in profit or loss	15,048,707	-
Movement recognized in other comprehensive income	(15,048,707)	-
Net deferred tax asset (liability)	$-	$-

As at December 31, 2020, the Company had non-capital loss carryforwards of $30,456,595 (2019 - $49,631,207) that may be used to offset future taxable income and will expire in periods between 2039 and 2040. Share issue and financing costs of $3,388,076 (2019 - $3,842,849) will be fully amortized in 2024. Deferred tax assets have not been recognized because it is not probable that future taxable profit will be available against which the Company can utilize the benefits therefrom.

14.	Subsequent events

As of December 31, 2020, the Company recorded shares to be issued to a service provider at fair value of $398,317 for electricity management services provided to the Company’s facilities during the year ended December 31, 2020. On January 4, 2021, the Company issued 380,000 common shares to the service provider.

On January 13, 2021, the Company successfully closed a private placement of equity securities for gross proceeds of CAD$77,500,000, which consisted of the sale of 15,500,000 common shares and warrants to purchase up to 7,750,000 common shares at a purchase price of CAD$5.00 per share and associated warrant. Each warrant will entitle the holder to purchase one common share at an exercise price of CAD$6.25 per common share at any time prior to the second anniversary of the issuance date.

On January 22, 2021, the Company finalized an equipment financing loan of US$11.8 million from Foundry Digital LLC, a wholly-owned subsidiary of Digital Currency Group (DCG). The Company will use all proceeds from this loan and provide a USD$2.9 million deposit to order 5,400 units of Whatsminer M30S bitcoin mining machines from MicroBT, adding 475 petahashes per second (PH/s) to its bitcoin mining capacity over the next six months. The equipment financing will be a 12 month term with an annual interest rate of 16.5%.

HUT 8 MINING CORP.
(In Canadian dollars)
Notes to Consolidated Financial Statements for the years ended December 31, 2020 and 2019

14.	Subsequent events (continued)

From January 1, 2021 up to the date of the financial statements, 5,026,912 warrants and 107,306 options have been exercised resulting in a gross cash proceed of $24.7 million to the Company.

Subsequent to the year ended December 31, 2020, the Company granted 3,290,000 RSU to key management members with various vesting terms arranging from 1/6th every six months to 1/3rd annually.

Subsequent to the year ended December 31, 2020, the Company granted 177,500 deferred share units to directors vesting 50% upon grant date, 25% on June 30, 2021, and 25% on December 31, 2021.